EXHIBIT 10.5


February 1, 2006

Mr. Harvey Pride, Jr.
202 Pride Lane
Decatur, AL 35603

Dear Mr. Pride:

The purpose of this letter is to confirm your employment with Lakeland Industries, Inc. on the following terms and conditions:

1.    THE PARTIES
      -----------

This is an agreement between Harvey Pride, Jr. (hereinafter referred to as "you") and Lakeland Industries, Inc., a Delaware corporation with principal place of business located at 701-7 Koehler Avenue, Ronkonkoma, NY 11779-7410 (hereinafter the "Company").

2.    TERM; RENEWAL
      -------------

The term of the agreement shall be for a 2 year period from February 1, 2006 through and including February 1, 2008.

3.    CAPACITY
      --------

You shall be employed in the capacity of Vice President of Manufacturing of Lakeland Industries, Inc. and such other title or titles as may from time to time be determined by the Board of Directors of the Company.

You agree to devote your full time and attention and best efforts to the faithful and diligent performance of your duties to the Company and shall serve and further the best interests and enhance the reputation of the Company to the best of your ability.

4.    COMPENSATION
      ------------

As full compensation for your services you shall receive the following from the
Company:

      a.    A base annual salary of $220,000.00 per year payable bi-weekly; and
      b. Participation when eligible in any of the Company's Pension, Profit Sharing, Disability and 401 (K) plans when any such plans have or become effective:

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      c.    Such other benefits as are consistent with the personnel benefits provided by the Company to its officers and employees; provided however that your vacation shall be for a period of no more than 20 business days; and
      d. An adjustment in the way car allowances or leases are paid which will require a gross up in W-2 wages of $9,000 covering all vehicle expenses except fuel.
      e.    An annual bonus payable May 25, 2007 as set forth in this agreement:

            1. Within year one of this contract you shall decrease identifiable expenses of Lakeland de Mexico by $150,000 as verified by us internal and outside accountants. For this you shall receive a bonus of $20,000. For anything under $150,000 you shall receive 10% of the savings and for anything over $150,000 you shall receive 15% of the savings up to a maximum of $50,000. This shall apply to reducing the cost of fabrics or components purchased, Mexican services purchased, reducing Mexican labor inefficiencies or redundancies, rents, supplies, transportation costs or other fixed and identifiable costs. The committee would expect that you would visit Mexico personally at least 4 times a year to insure that Mexico reduces its costs and achieves profitability. The Compensation Committee shall have full discretion and the final say on the determination of the bonus amount based upon the cost savings analysis submitted.
                  a. The same formula for Mexico shall apply to year 2 of the contract.
                  b. Such actions as increasing Parent payments on Mexican Products or moving labor from Mexico to China would not be considered as cost reductions.

            2. Improving customer ship dates will be measured and weighed on a discretionary basis at year end and approximately $5,000 of the year end bonus will be allocated at the Board's discretion based upon the percent improvement of product shipped on time as compared to fiscal 2006 from the Decatur facility.

            3. The remainder of up to $25,000 will be based upon your achievements as determined by the Board in reducing costs and other activities that directly increase profits on out bound and in bound freight, lowering labor costs at the Decatur facility and increasing Uniland productivity and profits.

            4. No later than May 25, 2007 #1-3 will be evaluated and bonus awarded and similar goals will be implemented for you for the fiscal year 2/1/07 - 1/31/08.

5.    NON-COMPETITION
      ---------------

During the term of this agreement and for two years thereafter, you shall not either directly or indirectly as an agent, employee, partner, stockholder, director, investor, or otherwise engage in any activities in competition with the activities of the Company.

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You shall also abide by the Code of Ethics Agreement and other Corporate
Governance Rules as displayed on the Company's Web Page. You shall disclose prior to the execution of this agreement (or later on as the case may be) all outside business relationships, interests, investments, enterprises, that you presently have or contemplate entering into or enter into in the future that might affect your time spent on the business interests and your employment responsibilities to Lakeland, and/or loyalties to Lakeland.

6.    CONFIDENTIALITY
      ---------------

Except as required in your duties to the Company you shall not at any time during your employment and for a period of 5 years thereafter directly or indirectly use or disclose any confidential information relating to the Company or its business which is disclosed to you or known by you as a consequence of or through your employment by the Company and which is not otherwise generally obtainable by the public at large.

7.    TERMINATION
      -----------

You or the Company may terminate your employment prior to the end of the Term for any reason upon written notice to the other party in accordance with the following provisions:

      (a) Death. Your employment shall terminate on the date of your death. Your Base Salary (as in effect on the date of death) shall continue through the last day of the month in which your death occurs. Payment of your Base Salary shall be made to your estate or your beneficiary as designated in writing to the Company. Your estate or designated beneficiaries as applicable shall also receive a pro-rata portion of the Annual Bonus, if any, determined for the fiscal year up to and including the date of death which shall be determined in good faith by the Compensation Committee of the Board of Directors. Your beneficiaries shall also be entitled to all other benefits generally paid by the Company on an employee's death.

      (b) Disability. Your employment shall terminate if you become totally disabled. You shall be deemed to be totally disabled if you are unable, for any reason, to perform any of your duties to the Company for a period of ninety consecutive days, or for periods aggregating 120 days in any period of 180 consecutive days.

      (c) Other Termination. Should you decide to leave the Company, you will provide the Company with 45 days written notice. Should the Company decide to terminate you for any reason it shall have the right to buy out your contract rights herein for 6 months base pay and any commissions and bonus due you on the date of termination and shall determine same by what you would have been paid in salary for 6 months after the date of termination

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            calculated from the prior six months of salary, all concomitant with your execution of the Company's standard severance agreement.

8.    NOTICES
      -------

Any notices required to be given under this Agreement shall, unless otherwise agreed to by you and the Company, be in writing and by certified mail, return receipt requested and mailed to the Company at its headquarters at 701-7 Koehler Avenue, Ronkonkoma, NY 11779-07410 or to you at your business address at 202 Pride Lane, Decatur, AL 35603.

9.    WAIVER OR MODIFICATION
      ----------------------

No waiver or modification in whole or in part of this agreement or any term or condition hereof shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver of any breach of any provision hereof or right or power by any party on one occasion shall not be construed as a waiver of or a bar to the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

10.   SEPARABILITY
      ------------

Any provision of this agreement or non-competition or confidentiality sections (the "Agreement") which is unenforceable or invalid in any respect in any jurisdiction shall be ineffective in such jurisdiction to the extent that it is unenforceable or invalid without effecting the remaining provisions hereof which shall continue in full force and effect. The unenforceability or invalidity of any provision of the agreement in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.   HEADINGS
      --------

The headings contained in this agreement are for convenience only and shall not affect, restrict or modify the interpretation of this Agreement.

12.   CONTROLLING LAW
      ---------------

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein and you agree to the exclusive jurisdiction and venue of the federal or state courts located in the State of New York on any legal issues arising out of this contract and you agree that such judgments as rendered by New York courts shall be transferable and binding in all other American courts of competent jurisdiction.

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                                             LAKELAND INDUSTRIES, INC.
                                             COMPENSATION COMMITTEE


                                             By: /s/ Eric O. Hallman, Chairman
                                                 ------------------------------
                                                      Eric O. Hallman, Chairman


                                             By: /s/ John J. Collins
                                                 ------------------------------
                                                      John J. Collins

AGREED AND ACCEPTED:
                                             By: /s/ Michael Cirenza
                                                 ------------------------------
                                                      Michael Cirenza
/s/ Harvey Pride, Jr.
----------------------------
Harvey Pride, Jr.
Vice President                               By: /s/ A. John Kreft
                                                 ------------------------------
                                                      A. John Kreft


                                             By: /s/ Stephen M. Bachelder
                                                 ------------------------------
                                                      Stephen M. Bachelder

                                             Board of Directors
                                             Compensation Committee